Exhibit 99.1

News Release

Contact:	William J. Brunner, CFO - Shareholders & Analysts (317) 269-1614 Beth Copeland - Media (317) 269-1395

FIRST INDIANA ANNOUNCES SECOND QUARTER EARNINGS

        INDIANAPOLIS, July 19, 2006 — First Indiana Corporation today announced earnings with net income of $6.7 million, or $0.40 per diluted share, for the quarter ended June 30, 2006. Earnings for the second quarter of the previous year were $6.3 million, or $0.36 per diluted share. For the six months ended June 30, 2006, First Indiana’s net income was $21.3 million or $1.25 per diluted share, compared with $11.9 million or $0.68 per diluted share for the same period in 2005.

Included in the second quarter results were the following two items:

•	$1.35 million negative provision for loan losses, which had an impact of $0.05 per diluted share.

•	$216,000 in expenses, or a negative $0.01 per diluted share, related to the implementation of a technology outsourcing agreement for core processing services.

Annualized return on average assets for the second quarter of 2006 was 1.35 percent, compared with 1.34 percent in the second quarter of 2005. Annualized return on average equity for the second quarter of 2006 was 15.33 percent, compared with 14.42 percent in the second quarter of 2005.

The Board of Directors of First Indiana Corporation declared on July 19, a quarterly dividend of $0.20 per share of common stock. The dividend will be paid September 15, 2006 to shareholders of record as of September 6, 2006. This is the 79th consecutive quarter First Indiana has paid a cash dividend.

The corporation will host a conference call to discuss second quarter financial results on Thursday, July 20 at 2:00 p.m. Eastern Time. To participate, please call (800) 278-9857 and ask for First Indiana second quarter 2006 earnings. A replay of the call will be available from 5:00 p.m. Eastern Time July 20, through midnight, Thursday, July 27. To hear the replay, call (800) 642-1687 and use conference ID: 1611690.

First Indiana Corporation (Nasdaq: FINB) is a full-service financial services company offering comprehensive financial solutions to businesses and individuals. It is the holding company for

First Indiana Announces Second Quarter 2006 Earnings
July 19, 2006

First Indiana Bank, N.A., the largest commercial bank headquartered in Indianapolis. Founded in 1915, First Indiana Bank is a national bank with 32 offices in central Indiana. Information about First Indiana is available at (317) 269-1200, or at www.firstindiana.com, which is not a part of this news release.

This release contains or may contain forward-looking statements about First Indiana that involve substantial risks and uncertainties. A description of these risks and uncertainties can be found in First Indiana’s Annual Report on Form 10-K for the year ended December 31, 2005, and in its subsequent filings with the United States Securities and Exchange Commission (SEC). Copies of these filings are available at no cost on the SEC’s web site at www.sec.gov or on First Indiana’s web site at www.firstindiana.com.